Exhibit 99.1

Argan, Inc. Reports Year-End and Fourth Quarter Results

Declares Quarterly Dividend of $0.25 Per Share

April 14, 2021 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its fiscal year and fourth quarter ended January 31, 2021. For additional information, please read the Company’s Annual Report on Form 10-K, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Annual Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	January 31,
	2021	2020	Change
For the Fiscal Years Ended:
Revenues	$392,206	$238,997	$153,209
Gross profit (loss)	62,067	(6,820)	68,887
Gross margin %	15.8%	(2.9)%	18.7%
Net income (loss) attributable to the stockholders of the Company	$23,851	$(42,689)	$66,540
Diluted per share	1.51	(2.73)	4.24
EBITDA attributable to the stockholders of the Company	29,544	(45,093)	74,637
Diluted per share	1.87	(2.89)	4.76
Cash dividends per share	3.00	1.00	2.00

	January 31,
As of:	2021	2020	Change
Cash, cash equivalents and short-term investments	$456,726	$327,862	$128,864
Net liquidity (1)	270,133	277,721	(7,588)
RUPO (2)	552,531	781,400	(228,869)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the project backlog related to active contracts with customers, as determined under revenue recognition rules.

“It was a tremendous Fiscal 2021 for Argan operationally and financially compared to last year,” Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, said. “The $75 million EBITDA turnaround during the COVID-19 pandemic is a testament to our conservative approach and dedicated employees. While promoting safety, all of our business segments improved profitability as a percent of revenues and decreased their operating costs, translating to an improved bottom line. With the successes of the just concluded fiscal year and other prior years as well, we were pleased to return almost $50 million in value back to our shareholders by paying $3.00 per share in dividends during the course of the year.”

Summarizing the results for the year, he continued, “Gemma Power Systems continues to drive our business with increased execution on the Guernsey Power Station project which is the largest in our history. APC reduced its loss on a major project in the UK and is working hard to help its customer successfully complete the project. Additionally, all of our subsidiaries have generally increased the number of revenue opportunities.”

“As I have noted before, while certain EPC project development timelines have proven to be longer than originally anticipated and it is possible that some of these projects ultimately will not be built, we have multiple signed EPC contracts for power plant projects totaling several billion dollars in work for us. Even though many factors are out of our control, we are optimistic that we will receive the construction go ahead on several of these projects and others in this new year. We are negotiating exclusively with the owners of several significant renewable power projects for which we expect to begin EPC services contract activities during the year. These additions should grow our renewable power sector business as complementary to our core gas-fired power plant business,” he concluded.

Fiscal Year 2021 Results:

Consolidated revenues for the year ended January 31, 2021 (“Fiscal 2021”) were $392.2 million, which represented an increase of $153.2 million, or 64.1%, from consolidated revenues of $239.0 million reported for the year ended January 31, 2020 (“Fiscal 2020”). The increase was primarily due to increasing revenues at Gemma Power Systems (“GPS”) associated with the construction of the Guernsey Power Station, which did not commence until the third quarter of Fiscal 2020. While we were able to increase profitability as a percent of revenues at all of our non-GPS subsidiaries, we did experience an overall decrease in revenues for the year at each of them compared to the prior year. We believe that all of our businesses were adversely impacted, to some degree, by continuing difficulties presented by the COVID-19 pandemic. These difficulties include, among others, delayed project awards and starts, restrictive and reduced work environments, additional health and safety costs, and compliance with various government lockdowns and other requirements.

Consolidated gross profit for Fiscal 2021 was $62.1 million, or 15.8% of the corresponding consolidated revenues, which reflected the favorable impacts of the higher consolidated revenues. This contrasts significantly to the consolidated gross loss for Fiscal 2020 in the amount of $6.8 million, which was driven by the subcontract loss incurred by Atlantic Projects Company in the reported amount of $33.6 million, related to the TeesREP project.

Selling, general and administrative expenses decreased by 11.5%, to $39.0 million for Fiscal 2021 from an amount of $44.1 million for the prior year. In addition, during Fiscal 2020, we recorded an impairment loss related to the goodwill of two of our subsidiaries in the aggregate amount of $4.9 million. Offsetting some of these cost savings, due significantly to the extremely low rates of return on amounts invested in cash equivalents and short-term investments during Fiscal 2021, other income declined to $1.9 million from $8.1 million for Fiscal 2020 despite the increase in the amount of invested funds between years.

Due primarily to the consolidated pre-tax book income reported for Fiscal 2021 in the amount of $24.9 million, we reported income tax expense in the amount of $1.1 million for the year, which amount is net of a $4.4 million net operating loss carryback benefit, substantially all of which was recorded in the first quarter of Fiscal 2021. The consolidated income tax benefit of $7.1 million for Fiscal 2020 related substantially to the loss before income taxes incurred during the year.

For Fiscal 2021, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $23.9 million, or $1.51 per diluted share. Last year, we reported a net loss attributable to our stockholders in the amount of $42.7 million, or $2.73 per dilutive share. In December 2020, the Company paid its fourth regular quarterly cash dividend of $0.25 per share of common stock for Fiscal 2021, and a special cash dividend payment of $1.00 per share of common stock.

As of January 31, 2021, cash, cash equivalents and short-term investments totaled $457 million and net liquidity was $269 million; furthermore, the Company had no debt. The Company’s consolidated amount of RUPO was approximately $0.6 billion as of January 31, 2021.

Fourth Quarter Results:

Revenues increased 72% to $117.2 million for the fourth quarter of Fiscal 2021, compared to $68.0 million for the fourth quarter last year, as we experienced increased business activity at all of our subsidiaries which reflected increased project work as the COVID-19 impacts begin to abate and the increasing activities on the Guernsey Power Station project. Gross profits increased 319% to $22.1 million for the fourth quarter of Fiscal 2021 from $5.2 million for last fourth quarter, generally reflecting the reasons discussed in the full year results above.

Selling, general and administrative expenses decreased by 17.4%, to $10.2 million for the current quarter from an amount of $12.4 million included in the results for the prior year quarter which also included a goodwill impairment loss of $2.8 million. Due to our profitable fourth quarter for Fiscal 2021, we recorded income tax expense in the amount of $2.5 million.

As a result, net income attributable to our stockholders for the three months ended January 31, 2021 increased to $9.6 million, or $0.60 per diluted share, compared to a loss of $7.2 million, or $0.46 per diluted share, for last year’s fourth quarter.

Quarterly Dividend:

On Monday, April 12, 2021, our Board of Directors declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable April 30, 2021 to stockholders of record at the close of business on April 22, 2021.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and the Company’s future financial performance is subject to risks and uncertainties including but not limited to the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on the Company’s businesses. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in the Company’s SEC filings. In addition, reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended		Years Ended
	January 31,		January 31,
	2021	2020	2021	2020
REVENUES	$117,235	$67,988	$392,206	$238,997
Cost of revenues	95,150	62,739	330,139	245,817
GROSS PROFIT (LOSS)	22,085	5,249	62,067	(6,820)
Selling, general and administrative expenses	10,214	12,364	39,041	44,125
Impairment losses	—	2,823	—	4,895
INCOME (LOSS) FROM OPERATIONS	11,871	(9,938)	23,026	(55,840)
Other income, net	145	603	1,859	8,075
INCOME (LOSS) BEFORE INCOME TAXES	12,016	(9,335)	24,885	(47,765)
Income tax (expense) benefit	(2,465)	2,117	(1,074)	7,053
NET INCOME (LOSS)	9,551	(7,218)	23,811	(40,712)
Net (loss) income attributable to non-controlling interests	—	(30)	(40)	1,977
NET INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	9,551	(7,188)	23,851	(42,689)
Foreign currency translation adjustments	685	55	35	(770)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$10,236	$(7,133)	$23,886	$(43,459)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.61	$(0.46)	$1.52	$(2.73)
Diluted	$0.60	$(0.46)	$1.51	$(2.73)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,697	15,634	15,668	15,621
Diluted	15,880	15,634	15,825	15,621

CASH DIVIDENDS PER SHARE	$1.25	$0.25	$3.00	$1.00

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 31,
	2021	2020

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$366,671	$167,363
Short-term investments	90,055	160,499
Accounts receivable, net	28,713	37,192
Contract assets	26,635	33,379
Other current assets	34,146	23,322
TOTAL CURRENT ASSETS	546,220	421,755
Property, plant and equipment, net	20,361	22,539
Goodwill	27,943	27,943
Other purchased intangible assets, net	4,097	5,001
Deferred taxes	249	7,894
Right-of-use and other assets	3,760	2,408
TOTAL ASSETS	$602,630	$487,540

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$53,295	$35,442
Accrued expenses	50,750	35,907
Contract liabilities	172,042	72,685
TOTAL CURRENT LIABILITIES	276,087	144,034
Other noncurrent liabilities	4,135	2,476
TOTAL LIABILITIES	280,222	146,510

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,706,202 and 15,638,202 shares issued at January 31, 2021 and 2020, respectively; 15,702,969 and 15,634,969 shares outstanding at January 31, 2021 and 2020, respectively	2,356	2,346
Additional paid-in capital	153,282	148,713
Retained earnings	166,110	189,306
Accumulated other comprehensive loss	(1,081)	(1,116)
TOTAL STOCKHOLDERS’ EQUITY	320,667	339,249
Non-controlling interests	1,741	1,781
TOTAL EQUITY	322,408	341,030
TOTAL LIABILITIES AND EQUITY	$602,630	$487,540

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	January 31,
	2021	2020
Net income (loss), as reported	$9,551	$(7,218)
Income tax expense (benefit)	2,465	(2,117)
Depreciation	917	903
Amortization of purchased intangible assets	227	272
EBITDA	13,160	(8,160)
EBITDA of non-controlling interests	—	30
EBITDA attributable to the stockholders of Argan, Inc.	$13,160	$(8,130)

	Years Ended
	January 31,
	2021	2020
Net income (loss), as reported	$23,811	$(40,712)
Income tax expense (benefit)	1,074	(7,053)
Depreciation	3,715	3,513
Amortization of purchased intangible assets	904	1,136
EBITDA	29,504	(43,116)
EBITDA of non-controlling interests	40	(1,977)
EBITDA attributable to the stockholders of Argan, Inc.	$29,544	$(45,093)